Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Business Development Corporation of America:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated financial statements of Business Development Corporation of America, included herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Senior Securities” in the Form N-2.

/s/ KPMG LLP

New York, New York
April 20, 2018